Exhibit 99.1

River Valley Bancorp
Announces Increased Earnings for the Quarter
 Ended March 31, 2013

For Immediate Release
Tuesday April 16, 2013

Madison, Indiana – April 16, 2013– River Valley Bancorp (NASDAQ Capital Market, Symbol “RIVR”), an Indiana corporation (the “Corporation”) and holding company for River Valley Financial Bank (the “Bank”), based in Madison, Indiana announced today earnings for the first quarter ended March 31, 2013.

Net income for the quarter was $1,006,391 as compared to $592,270 reported for the quarter ended March 31, 2012 or nearly a 70% increase. Earnings per share for the quarter ended March 31, 2013 were $0.60 per share. For the same period in 2012, earnings per share were $0.33. For the quarter ended March 31, 2013, return on average assets was 0.86% and the return on average equity was 11.41%, which compares to 0.59% and 7.11%, respectively, for the period ended March 31, 2012.

As a result of the acquisition/merger with Dupont State Bank in the fourth quarter of 2012, nearly all income and expense numbers reflect an increase, so a period-to-period comparison is difficult at best. There are specific accounting adjustments to the quarter that are unique. The 2013 quarterly income reflects a $134,000 accretive adjustment on the yield of the acquired loan portfolio. Also noteworthy, is that the Bank on March 28, 2013 reacquired a property through the foreclosure process where theft impacted the fair market value of the property by $100,000. Any recovery or insurance adjustments will be reported in subsequent quarters. Actual provision for loan losses in the first quarter of 2013 was $318,000 or $156,000 lower than the $474,000 expensed in 2012. Income taxes, as a function of profitability, reflect an increase for the like periods.

Assets totaled $482.6 million as of March 31, 2013, an increase of $78.2 million from the balance reported on March 31, 2012 and a $9.7 million increase from the balance reported as of December 31, 2012. Net loans, including loans held for sale, were $295.3 million as of March 31, 2013, an increase of $44.7 million from $250.6 million as of March 31, 2012 and a decrease of $10.6 million from December 31, 2012. Deposits totaled $393.5 million as of March 31, 2013, an increase of $90.9 million from March 31, 2012, and an increase of $9.2 million from the amount reported as of December 31, 2012.

“An analytical review of the current vs. the previous year quarter in this type of informational piece is difficult at best given the impact of a merger/acquisition. Suffice it to say, the financial results are accretive to shareholders’ value. Net income is dramatically higher, as is the earnings per share. Delinquencies of the predecessor Bank are dramatically lower, but because of the combination, totals are just slightly lower,” stated Matthew P. Forrester, President of River Valley Bancorp. The CEO further added, “We are excited about our potential as we reach out to new customers and communities. In spite of the tepid national economy, we see some signs of renewed economic activity; that bodes well for balance sheet activity, we believe. That fact and a strong performance year-to-date are encouraging.”

Total delinquency, including loans purchased with credit impairment, and defined as loans over 30 days past due as a percentage of total loans, were 3.10% for the period ended March 31, 2013. That same calculation was 4.26% as of March 31, 2012 and 2.61% as of December 31, 2011. Non-performing loans, including loans purchased with credit impairment, to total loans were 4.49% as of March 31, 2013 as compared to 4.86% as of March 31, 2012 and was 3.55% as of December 31, 2012. The underlying percentages indicate that longer term delinquency (over 90 days) makes up all but 1.22% of the delinquency as of March 31, 2013.

The allowance for loan losses (ALL) does not include amounts recognized as “fair market” adjustments on the acquired institution’s loan portfolio. Those loans have a separate and identified “mark” at the time of the closing and only new developments to that portfolio are reflected in the provision for loan loss calculations.

Stockholders’ equity as of March 31, 2013 was $35.7 million, or 7.4% expressed as a percentage of assets. The Bank comfortably exceeds the three regulatory capital standards and is considered “well capitalized.” Book value per share, excluding preferred shares, of River Valley Bancorp stock was $20.10 as of March 31, 2013.

The last reported trade of “RIVR” stock on April 15, 2013 was at $23.00.

Selected Financial Information
(Dollar amounts in thousands, except per share amounts)

	3 Months Ended	3 Months Ended	Year Ended
	3-31-2013	3-31-2012	12-31-2012

Assets	$482,640	$404,375	$472,855
Net Loans, including loans held for sale (net of ALL)	295,336	250,557	305,912
Allowance for Loan Losses (ALL)	3,178	3,872	3,564
Deposits	393,458	302,601	384,255
Borrowings and Advances	49,717	65,217	49,717
Stockholders’ Equity	35,735	33,130	35,587

Total Interest Income	$4,792	$4,380
Total Noninterest Income	1,171	882
Interest Expense	1,090	1,310
Noninterest Expense	3,182	2,764
Provision for Loan Losses	318	474
Taxes	367	122
Net Income	1,006	592

ROAA	0.86%	0.59%
ROAE	11.41%	7.11%
Earnings per Share	$0.60	$0.33
Diluted Earnings per Share	$0.60	$0.33

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include expressions such as "expects," "intends," "believes," and "should," which are necessarily statements of belief as to the expected outcomes of future events. Actual results could materially differ from those presented. The Company's ability to predict future results involves a number of risks and uncertainties, some of which have been set forth in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to release revisions to these forward-looking statements or reflect events or circumstances after the date of this release.

Contact:	Matthew P. Forrester - President, CEO
River Valley Bancorp
812-273-4949